Exhibit 10.2

MUTUAL RELEASE OF CLAIMS

This Mutual Release of Claims (“Release”) is dated as of August 25, 2025 (the “Release Execution Date”), and entered into by and between Mike Matacunas (“Matacunas”), and SPAR Group, Inc. (“SGRP” and together with its subsidiaries, the “Company”), and each of the Company’s past and current parents, subsidiaries, affiliates, related entities, owners, predecessors, successors, officers, directors, board members, employees, agents, consultants, representatives, attorneys, insurers, reinsurers, plan sponsors, trustees, committees, administrators, service providers, fiduciaries and assigns in their official and individual capacities (including SGRP and the other members of the Company, referred to individually as a “Released Party” and collectively as “Released Parties”), on the date last executed below. (Matacunas and SGRP are sometimes hereinafter collectively referred to as “Parties” or singularly as a “Party”). This Release is the release that is referenced in Section 2 of the Transition Agreement between the Parties dated August __, 2025 (the “Transition Agreement”), as the release of claims against the Company. Provided Matacunas does not revoke this Release prior to the Release Effective Time (as defined below), the Company shall provided Matacunas with the following benefits: (i) SGRP will tender to Matacunas the payment of the Retention Bonus (as defined in Section 2(c) of the Transition Agreement), (ii) the 2025 RSUs (as defined in Section 2(d) of the Transition Agreement) shall become fully vested, and (iii) his outstanding stock options shall be treated in accordance with Section 2(d) of the Transition Agreement (the benefits described in (i)-(iii) collectively, the “Transition Benefits”).

RELEASE

1.    (a) Except for (and in each case expressly excluding) each and every Excluded Claim (defined below), and in return for the consideration and other promises and covenants set forth in this Release and in the Transition Agreement, the receipt and sufficiency of which is hereby acknowledged by the Parties, to the extent permitted by law, upon the receipt of the Transition Benefits, Matacunas, for himself, his heirs, beneficiaries, devisees, legal representatives, agents and assigns, shall hereby release, waive and forever discharge the Released Parties from any and all claims, demands, causes of action, grievances, suits, or complaints of any kind or nature, whether in law, in equity or administrative proceedings or otherwise, that he ever had or now has up to and including the effective date of this Release, known or unknown, suspected or unsuspected, and including, but not limited to, claims that were asserted, and all conduct and occurrences relating to Released Parties since the execution of the Transition Agreement, and whether arising in tort, contract, statute, constitution or in equity, before any federal, state, administrative, local or private court, agency, or other entity or forum, regardless of the relief or remedy not including unemployment compensation.

(b)         Without in any way limiting the generality of the foregoing subsection (a), it being the intention of the Parties to make this Release as broad and as general and expansive as the law permits and to release any and all claims, except for (and in each case expressly excluding) each and every Excluded Claim, this Release, to the extent permitted by law, specifically includes (but is not limited to) any and all claims arising from any alleged violation by any and all Released Parties: from, under or of the Employee Retirement Income Security Act of 1974; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Michigan Elliott-Larsen Civil Rights Act; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; the Michigan Persons with Disabilities Civil Rights Act; the Family and Medical Leave Act, as amended; the Equal Pay Act of 1963; the Michigan Wages and Fringe Benefits Act; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991; the Michigan Whistleblowers Protection Act; the Michigan Improved Workforce Opportunity Wage Act; the Consolidated Omnibus Budget Reconciliation Act of 1985; 42 U.S.C. § 1981; 42 U.S.C. § 1983; the United States Constitution; the Labor Management Relations Act; the Virginia Human Rights Act (VHRA), the Virginians with Disabilities Act (VDA), the Virginia Equal Pay law, the Virginia Genetic Testing Law, the Virginia Occupational Safety and Health Act (VOSH), the Virginia Fraud Against Taxpayers Act, the Virginia Minimum Wage Act, the Virginia Payment of Wage Law, the Virginia Fraud and Abuse Whistleblower Protection Act, the Virginia Right-to-Work Law; retaliation of any kind; discrimination of any kind; harassment of any kind; breach of an expressed or implied contract; breach of fiduciary duty; estoppel; claims for attorney fees, costs or expenses; public policy violations; any claim for unpaid wages; any other statutory claim; other federal, state or local laws, rules or regulations; employment or other expressed contract or implied contract claim, or common law claim for wrongful discharge, or intentional infliction of emotional distress; and any and all other claims arising from or involving Matacunas’s employment or dealings with any and all of the Released Parties.

(c)         Notwithstanding anything to the contrary, Matacunas has not waived or released any Excluded Claim, and Matacunas has expressly retained each and every Excluded Claim. "Excluded Claim" shall mean any of the following (in whole or in part), or any right, entitlement, power, privilege, remedy, interest or claim with respect thereto, whether now or hereafter existing, under or respecting:

i.	Payment of the Transition Benefits;

ii.

any (A) continued participation in certain Company benefit plans including health benefits pursuant to the terms and conditions of the federal law known as COBRA and/or similar state or local law to the extent that any such laws would otherwise apply; (B) benefit entitlements that were vested as of the date of Matacunas’s termination pursuant to the terms of any Company employee benefit plan or policy including but not limited to 401(k) benefits; (C) rights that are not subject to waiver or are not subject to an unsupervised waiver as a matter of applicable law; and (D) claims under this Agreement or respecting its enforcement;

iii.

any failure by Company to make due and timely delivery in full to all applicable governmental authorities of all withholdings made by Company from the Retention Bonus, the 2025 RSUs, or exercise of any stock options after the date of this Release; and

iv.

Matacunas’s rights as a stockholder of the shares of stock issued by SGRP that are directly or indirectly owned by him, including (without limitation) his rights to vote, sell, surrender (for payment or exchange in any merger or other transaction), gift or transfer (in whole or part) those shares; provided, however, that this exclusion shall apply only to claims arising after the effective date of this Release.

(d)         Upon Matacunas’s receipt of the Transition Benefits, SGRP, on behalf of the Released Parties, to the extent permitted by law, shall hereby absolutely, unconditionally, irrevocably, expressly and forever release, waive and discharge Matacunas and his heirs, beneficiaries, devisees, legal representatives, agents and assigns from any and all claims, actions, demands, causes of action grievances, complaints, and/or suits of any kind or nature, whether in law, in equity or administrative proceedings or otherwise, that any Released Party ever had or now has (up to and including the effective date of this Release), against Matacunas, and his heirs, beneficiaries, devisees, legal representatives, agents and assigns (in their capacities as such), and including, but not limited to, claims that were asserted, and all conduct and occurrences relating to Matacunas since the execution of the Transition Agreement, and whether arising in tort, contract, statute, constitution or in equity, before any federal, state, administrative, local or private court, agency, or other entity or forum, regardless of the relief or remedy; provided, however, that SGRP has not waived or released any right, entitlement, power, privilege, remedy, interest or claim with respect thereto, whether now or hereafter existing, under or respecting the Transition Agreement.

2.    (a) Matacunas, for himself, and his heirs, beneficiaries, devisees, legal representatives, agents and assigns, agrees that this Release is, will constitute and may be pleaded as a bar to any claims, actions, demands, causes of action and/or suits or arbitrations of any kind or nature whatsoever released by him in Paragraph 1(a) or 1(b) of this Release, and that Matacunas agrees not to assert or bring any such claims, actions, demands, causes of action and/or suits or arbitrations against Released Parties (and Matacunas agrees to pay the defending Party’s reasonable attorneys’ fees and expenses in defending same if Matacunas does assert or bring any such claims, actions, demands, causes of action and/or suits or arbitrations).

(b) SGRP, on behalf of the Released Parties, agrees that this Release is, will constitute and may be pleaded as a bar to any claims, actions, demands, causes of action and/or suits or arbitrations of any kind or nature whatsoever released by it or them in Paragraph 1(d) of this Release, and that SGRP, on behalf of the Released Parties, agrees not to assert or bring any such claims, actions, demands, causes of action and/or suits or arbitrations against Matacunas and his released persons (and SGRP agrees to pay the defending party’s reasonable attorneys’ fees and expenses in defending same if any Released Party does assert or bring any such claims, actions, demands, causes of action and/or suits or arbitrations).

(c) Each Party agrees that all the provisions of this Release and any and all matters related to it will remain in strict confidence, except to the extent where disclosure is by any Party is reasonably required under appropriate legal process, as described below, or to the extent disclosure is reasonably necessary in a pleading permitted by the applicable Party under 2(a) or 2(b), above, or by any Party to the extent disclosure is reasonably necessary to resolve any dispute under or related to this Release, or by Matacunas to the extent disclosure is reasonably necessary to protect or pursue any Excluded Claim. In those instances, only those portions which are at issue and in dispute shall be disclosed and the balance of the Release shall be kept confidential. Except as otherwise permitted herein, each Party agrees to refrain from making any statements about this Release. Except as otherwise permitted herein, in the event a court, litigant, or governmental body requests or requires disclosure by a Party of anything protected by this provision and such disclosure may reasonably be challenged, such Party shall promptly give written notice by email to the other Party prior to any such compelled disclosure to allow the other Party to take such protective steps as may be appropriate as it desires (if any). The applicable Party shall further provide reasonable assistance to assist the other Party if the other Party wishes to contest disclosure where contesting it is reasonable under the circumstances. Notwithstanding the foregoing, a Party may disclose the terms of this Release to his or its accountant(s), financial consultants and/or attorneys, provided those persons are bound to keep the terms of this Release confidential.

3.    This Release shall be binding upon and inure to the benefit of the Parties hereto and their respective representatives, successors, and/or assigns. The Parties shall perform their obligations under this Release in good faith.

4.    Each Party understands, agrees and deems that the consideration exchanged for the various releases, covenants and agreements contained herein are sufficient and apportionable, and each Party waives any and all rights to assert any claim of lack of sufficiency and/or apportionability of consideration.

5.    Each Party acknowledges and agrees that such Party has thoroughly read and fully understands the terms of this Release and their significance and that such Party accepts these terms and enters into this Release freely, voluntarily and without reservation.

6.    Matacunas further acknowledges and agrees that: (a) he is hereby advised, in writing, to consult with an attorney of his choice regarding the terms of this Release prior to executing this Release; and (b) he has an opportunity to review this Release for at least twenty-one (21) days prior to signing it if he chooses to do so, provided, however, that Matacunas is not required to, but may voluntarily, sign this Release prior to the expiration of such twenty-one (21) day period.

7.    Each Party also acknowledges and agrees that Matacunas may revoke this Release at any time prior to the expiration of the seven (7) calendar days following execution of this Release. This Release shall not become effective and enforceable until the revocation period has expired.

Matacunas understands that any revocation, to be effective, must be in writing and delivered or mailed to James Gillis before 5:00 pm (EST) on the 7th day following the Release Execution Date (the “Release Effective Time”). If Matacunas revokes this Release, he will not receive the Transition Benefits.

8.    (a) Matacunas specifically represents that he has not assigned, transferred or purported to assign or transfer to any third party any claim, known or unknown, against Released Parties, or any portion of or interest in such claim, nor will he do so in the future.

(b) SGRP, on behalf of the Released Parties, specifically represents that none of them have assigned, transferred or purported to assign or transfer to any third party any claim, known or unknown, against Matacunas, or any portion of or interest in such claim, nor will any of them do so in the future.

9.    Each Party agrees that nothing contained in this Release and no action taken by such Party shall be construed as an admission of any liability or wrongdoing by any Party, any Released Party, or any other released persons.

10.    This Release represents the entire agreement between Released Parties and Matacunas, and there are no other agreements or understandings, oral or written, between the Parties concerning the subject matter of this Release, in each case except for the Transition Agreement. The Transition Agreement shall continue in full force and effect, shall not be affected by this Agreement, and is hereby specifically incorporated into and made part of this Agreement. In the event of any conflict or inconsistency between this Agreement and the Transition Agreement, the terms of the Transition Agreement shall control. Matacunas further acknowledges no promises or representations have been made or relied upon regarding the subject matter contained in this Release apart from those expressly set forth in this Release.

11.    Each Party agrees that, in the event that any provision or statement in this Release is held invalid by a court of competent jurisdiction, the remaining provisions of this Release shall remain intact. Upon a finding by a court, administrative agency or other tribunal of competent jurisdiction that any release, waiver or covenant contained in this Release is void, illegal or unenforceable, each Party agrees promptly to execute a release, waiver or covenant that is legal and enforceable and no more expansive or restrictive than this Release.

12.    Virginia law and applicable federal law shall govern the enforceability and construction of this Release.

** READ BEFORE SIGNING **

Each Party signs below to certify his or its agreement to and understanding of the terms set forth in this Release.

SPAR Group, Inc., on behalf of itself and its subsidiaries By:___________________________ James Gillis Dated:	_______________________________ Michael R. Matacunas Dated: